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                                                                    Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
ICOS Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-48401, 33-80680, 33-64762, 333-08485 and 333-78315) on Form S-8 of ICOS
Corporation of our report dated January 26, 2001, relating to the consolidated balance sheets of ICOS Corporation and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of ICOS Corporation.

Our report refers to a change in the method of accounting for nonrefundable technology license fees and milestone payments in 2000.


/s/ KPMG LLP

Seattle, Washington
March 29, 2001